Exhibit 99.1

                   Worthington Industries Announces
              10,000,000 Share Repurchase Authorization


    COLUMBUS, Ohio--(BUSINESS WIRE)--Sept. 26, 2007--Worthington Industries, Inc. (NYSE:WOR) announced today that its board of directors has authorized the repurchase of up to an additional ten million of its outstanding common shares. A prior authorization to repurchase ten million shares dated June 13, 2005, has 1,370,800 shares remaining on it, making the total authorized to be 11,370,800 shares, or approximately 14% of the outstanding common shares. The purchases may occur from time to time, on the open market or in private transactions, with consideration given to the market price of the common shares, the nature of other investment opportunities, cash flow from operations and general economic conditions.

    Worthington Industries is a leading diversified metal processing company with annual sales of nearly $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 67 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.


    CONTACT: Worthington Industries, Inc.
             Media:
             Cathy Mayne Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Investor:
             Allison McFerren Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com
             or
             www.WorthingtonIndustries.com